Exhibit 99.1

May 15, 2012

Important Changes to the L-3 Stock Fund within the

L-3 Communications Master Savings Plan

L-3 is making an important change to the L-3 Stock Fund, one of the investment options in the L-3 Communications Master Savings Plan (“MSP”).

Effective June 19, 2012, at the close of market (generally 4:00 p.m. Eastern time), we will be changing how the L-3 Stock Fund is traded and record-kept. Currently the fund is “unitized,” meaning you may hold “units” of the fund which include a cash component. The fund will be converted to a “real-time traded” fund so your account will hold actual shares of L-3 stock. This change will offer you more flexibility when requesting exchanges in and out of the fund (i.e., purchase and sale orders).

This letter provides you with important information, so you can plan ahead for the upcoming change to the L-3 Stock Fund.

Included is information about the following:

•	L-3 Stock Fund Changing to Real-Time Traded Stock

•	Blackout Period Planning Considerations—Who Is Affected?

•	Calendar of Events

•	Investment Option Description

If you have any questions about the information outlined in this letter or in the attached Understanding Real-Time Trading in Your Company Stock brochure, call 1-800-354-7125, Monday through Friday (excluding New York Stock Exchange holidays), between 8:30 a.m. and midnight Eastern time, to speak with a Service Center Representative. Internationally based participants may call collect at 508-787-9902.

Sincerely,

L-3 Communications

L-3 Stock Fund Changing to Real-Time Traded Stock

On June 15, 2012, the L-3 Stock Fund will begin to transition from a unitized stock fund to a real-time traded fund. This change is expected to take two business days, and there will be a “blackout period” related to this transition, which is described in further detail below.

After the conversion, your MSP account will hold shares of L-3 stock rather than units. Please be aware that the number of units of the L-3 Stock Fund that you hold in your MSP account will not equal the number of shares of L-3 stock that will be held in your MSP account after the conversion takes place. This is because the unitized stock fund holds cash, as well as stock and is priced based on the value of both. The new real-time traded fund will be record-kept in shares of L-3 stock and will be priced based on the L-3 stock price. Although the accounting method is changing, the total market value of your holdings in the L-3 Stock Fund the night of the conversion will be the same. The conversion to the new real-time traded L-3 Stock Fund will show up as an exchange on your account statement.

The conversion to real-time trading and the related blackout period will affect all transactions related to the L-3 Stock Fund in the MSP. The change to real-time trading applies only to the L-3 Stock Fund. All other MSP investment options will continue to allow participants to trade on a daily basis, as long as the L-3 Stock Fund is not involved in the transaction, as they are currently.

The enclosed brochure provides more detailed information regarding real-time trading, commissions, and fees. As you review this brochure, you will note that real-time trading allows participants to direct certain purchase and sale transactions in L-3 stock that are executed during normal market hours. Real-time trading also allows participants more flexibility and reflects how the market works. Please note that response time may be subject to market conditions and systems availability.

Blackout Period Planning Considerations—Who Is Affected?

The information below applies only if, at the close of the market (generally 4:00 p.m. Eastern time) on June 15, 2012, you have an account balance invested in the L-3 Stock Fund.

As a result of the conversion to real-time trading, you temporarily will be unable to request exchanges, obtain a loan, or request distributions involving assets invested in the L-3 Stock Fund. This time period during which you will be unable to exercise your rights otherwise available under the MSP is called a “blackout period” and begins at 4:00 p.m. Eastern time on June 15, 2012. It is expected to end June 20, 2012. This blackout period will give Fidelity® the appropriate time to convert the L-3 Stock Fund to a real-time traded fund. You can determine whether the blackout period has started or ended by contacting Fidelity at 1-800-354-7125.

During the blackout period, you will be unable to direct or diversify the assets held in the L-3 Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings in short periods of time than do investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Calendar of Events

Please review the calendar of events below so that you can understand how MSP account activities will be affected during the blackout period. This calendar will help you plan for any transactions that you would like to make before the blackout period begins.

Date	Plan Activities	What This Means to You
June 15, 2012, 4:00 p.m. Eastern time

Deadline to request the following transactions involving the L-3 Stock Fund:

•     A new loan from your MSP account involving the L-3 Stock Fund

•     A distribution or withdrawal from your MSP account involving a balance in the L-3 Stock Fund

•     Exchanges (transfers) into or out of the L-3 Stock Fund.

After the close of the market on June 15, 2012, and until after the blackout period ends (expected on June 20, 2012), you will be unable to perform any transactions involving the L-3 Stock Fund.

June 20, 2012	The blackout period is expected to end and you may now request transactions involving the L-3 Stock Fund.	You can now do the following: • Request exchanges (transfers) into or out of the L-3 Stock Fund. • Request loans, withdrawals, and distributions (if available). • View account statement.

The effective date of plan changes and the end of the blackout period depend upon the accurate, timely transfer of data. If this does not occur, the delivery of services described here could be delayed.

Please note: The stock conversion will appear as an exchange from the unitized stock fund to the real-time traded stock with a date of June 19, 2012, on your account statement. You may request a statement of your account at any time by phone at 1-800-354-7125, or you may review it online at NetBenefits® at www.401k.com.

When looking at your Fidelity account statement or the Account History section on NetBenefits, please be aware that the number of units of the L-3 Stock Fund that you held in your MSP account will not equal the number of shares of L-3 stock that will be held in your MSP account after the conversion takes place. This is because the unitized stock fund holds cash, as well as stock and is priced based on the value of both. The new real-time traded fund will be record-kept in shares of L-3 stock and will be priced based on the L-3 stock price. Although the accounting method is changing, the total value of your holdings in the L-3 Stock Fund before and after the conversion will be the same.

Investment Option Description

L-3 Stock Fund

Fund Code: RTXE

Objective: Seeks to increase the value of your investment over the long term by investing in the stock of your employer or its affiliate.

Strategy: Invests in the stock of L-3 Communications Holdings, Inc. When you exchange into or out of this stock, your transaction is generally processed on a real-time basis. Other purchase and sale requests such as contributions, distributions or other transactions, such as a participant loan involving L-3 stock, are aggregated and stock orders are typically sent to market on the following business day. These transactions, which may take multiple days to complete in some circumstances, are based on the volume-weighted average trade price. The amount of an investment option that may be sold to exchange into stock is subject to reserve requirements. Industry-standard settlement periods apply to sales of stock. Commissions and other transaction fees will apply to transactions involving this investment.

Risk: If you invest a significant portion of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it can be an effective strategy to help you manage investment risk. This is neither a mutual fund nor a diversified or managed investment option. Investing in a non-diversified, unmanaged single stock inherently involves more investment risk than investing in a diversified fund. As with any stock, the value of your investment may go up or down depending on how the company’s stock performs in the market. Share price and return will vary.

Short-term Redemption Fee Note: None

Who may want to invest:

•	Someone who wants to own part of the company they work for, or are affiliated with, and share in the gains or losses of its stock.

•	Someone whose investment portfolio can withstand the higher risk of investment in a single stock.

This investment option is a real-time traded company stock fund. This description is only intended to provide a brief overview of the fund.

To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or other particular security to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help manage your investment risk.

You have the right to direct Fidelity Management Trust Company (“The Trustee”) concerning shareholder rights, such as the right to vote or tender, for all shares of L-3 Communications Holdings, Inc. stock credited to your account. If you do not provide voting directions to the Trustee for shares of L-3 Communications Holdings, Inc. credited to your account, the Trustee will vote the shares in the same proportion on each issue as it votes those shares credited to all L-3 Stock Fund accounts for which it receives voting directions from account holders. The Trustee will hold your decision with respect to the exercise of shareholder rights in confidence, except to the extent required by law. In addition, L-3 Communications will not review information concerning any individual participant’s purchase, holding or sale of L-3 Communications Holdings, Inc. stock, unless required to fulfill its fiduciary obligations, or by applicable law. The plan fiduciary responsible for monitoring compliance with the confidentiality procedures is: L-3 Communications, 600 Third Avenue, New York, NY 10016, 212-697-1111.

This investment option is not a mutual fund.

The plan is intended to be a participant-directed plan as described in Section 404(c) of ERISA, which means that fiduciaries of the plan are ordinarily relieved of liability for any losses that are the direct and necessary result of investment instructions given by a participant or beneficiary.

The real-time traded L-3 Stock Fund: Unless otherwise noted, transaction requests confirmed after the close of the market, normally 4 p.m. Eastern time, or on weekends or holidays, will receive the next available closing prices. On rare occasions, market conditions, systems availability, or other circumstances may prevent Fidelity from accepting your real-time company stock exchange transaction. In that event, no company stock exchange will be allowed and you will not be able to direct a real-time trade. You will be asked to try again at a later time. Neither the plan nor your employer or Fidelity will be responsible for any losses, damages, or missed price opportunities in these circumstances.

The unitized L-3 Stock Fund: Unless otherwise noted, transaction requests confirmed after the close of the market, normally 4 p.m. Eastern time, or on weekends or holidays, will receive the next available closing prices. Requests received by Fidelity to sell units of a unitized stock fund before the close of the market will be processed at that day’s closing price only if there is sufficient liquidity in the fund. If not, requests to sell units of the stock fund will be suspended. As liquidity is restored, suspended transactions will be processed, generally on a first-in, first-out basis, at the closing price for the processing date. Please contact Fidelity to learn if your request to sell units of your plan’s unitized stock fund has been suspended.

The investment options available through the plan reserve the right to modify or withdraw the exchange privilege.

Be sure you understand the plan guidelines and impact of taking a loan before initiating a loan from your plan account.

Please be sure you understand the tax consequences of any withdrawal from the plan.

Fidelity Brokerage Services LLC, Member NYSE, SIPC, 900 Salem Street, Smithfield, RI 02917

© 2012 FMR LLC

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